Exhibit 10.67

Fred A. Brasch

Chief Financial Officer

333 Sandy Springs Circle, Suite 223	Unit 35226, 35th Floor CITIC Square
Atlanta, GA 30328, USA	1168 Nanjing Road West
Tel: 404-843-8585	Shanghai 200041, China
Fax: 404-257-9125	Tel: +86 21 5111 9110
USA cell: 678-595-3068	Fax: +86 21 5252 4616
email: fbrasch@midkingdom.com	email: fbrasch@midkingdom.com

Tuesday, June 10, 2008

Mr. Frank A. DiPaolo

Continental Stock Transfer and Trust Company

17 Battery Place

8th Floor

New York, NY 10004

Re: Investment Management and Trust Agreement Dated December 19, 2006 between Middle Kingdom Alliance Corp and, Continental Stock Transfer and Trust Company (“Trust Agreement”)

Dear Mr. DiPaolo:

This letter confirms that Middle Kingdom Alliance Corporation has received the consent of I-Bankers Securities, Inc. the Representative of the Underwriters to amend Section 2(a) of the Trust Agreement. A copy of their consent has been sent directly to you. Section 2(a) should now read as follows:

“2 (a) If there is any federal or state taxes due by the Company (including Property of the Trust Account), then, at the written instruction of the Company, the Trustee shall disburse to the Company by wire transfer, out of the Property in the Trust Account, the amount indicated by the Company as required to pay taxes; and”

This amendment to the wording in section 2(a) of the Trust Agreement is consistent with that used in the Company’s Registration Statement, which became effective on December 13, 2006.

Middle Kingdom Alliance Corp.

/s/ Fred A. Brasch
By:	Fred A. Brasch, CFO

Accepted and agreed:

Continental Stock Transfer and Trust Company

By:	/s/ Frank A. DiPaolo
Name:	Frank A. DiPaolo
Title:	CFO
Date:	6/16/2008